 EXHIBIT 99.1

Contacts:
Media:	Investors:
David Pitts	Susan Kim
Argot Partners	Argot Partners
212-600-1902	212-600-1902
david@argotpartners.com	susan@argotpartners.com

INTERLEUKIN GENETICS RAISES $10 MILLION IN FINANCINGS

$5.0 million equity private placement and $5.0 million debt financing

WALTHAM, MA – December 23, 2014 – Interleukin Genetics, Inc. (OTCQB: ILIU) announced today that it has entered into a Securities Purchase Agreement with various accredited investors to raise gross proceeds of $5.0 million in a private placement financing. The syndicate is comprised of new and existing investors including two leading life sciences investment firms, New Enterprise Associates (NEA) and Bay City Capital.

Pursuant to the purchase agreement, the Company has agreed to issue an aggregate of 50,099,700 shares of the Company’s common stock at a price per share of $0.1003, as well as warrants to purchase up to an aggregate of 50,099,700 shares of common stock. The warrants have a term of seven years and an exercise price of $0.1003 per share. BTIG, LLC served as the placement agent for the private placement.

Separately, Interleukin also entered into a venture loan and security agreement with Horizon Technology Finance Corporation (NASDAQ: HRZN) under which the Company has borrowed $5.0 million. In connection with the loan agreement, the Company has issued to Horizon warrants to purchase a total of 2,492,523 shares of common stock at a per share exercise price of $0.1003. The lender warrants have a term of 10 years. The Company has agreed to repay the loan in 45 monthly payments, including an initial 15-month period of interest-only payments.

Net proceeds from the private placement and loan will be used primarily to accelerate commercialization of the Company’s proprietary genetic tests, including PerioPredict™, which identifies genetic variations that increase the risk for severe periodontal disease, and for general corporate and working capital purposes.

The securities offered in this private placement transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the investors, Interleukin Genetics has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the offering and issuable upon exercise of the warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Interleukin Genetics

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic diseases and health related conditions. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PerioPredict™ genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists, and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, MA, and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratories Improvements Act (CLIA).

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Horizon Technology Finance Contact:

The IGB Group

Matt Steinberg

212-477-8261

msteinberg@igbir.com

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.